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Synthesis Energy Systems, Inc.
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Explanatory Note

This filing consists of the transcript of a conference call held by Synthesis Energy Systems, Inc. (the “Company”) on February 10, 2011 at 8:30 AM Eastern time to review the Company’s financial results for its fiscal second quarter ended December 31, 2011 and provide an update on corporate developments. There was also a webcast of the call available through the Company’s website, http://www.synthesisenergy.com/. An archived version of the webcast will be available on the Company’s website through March 12, 2012. A telephone replay of the conference call will be available approximately one hour after the completion of the call through March 12, 2012. Domestic callers can access the replay by dialing (877) 344-7529. International callers should dial (412) 317-0088. The PIN access number for the replay is 10009077#.

Additional Information

In connection with the proposed transaction among the Company, Zhongjixuan Investment Management Company Ltd. and China Energy Industry Holding Group Co., Ltd., the Company has filed a preliminary, and intends to file a definitive, proxy statement with the SEC and to mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information about the transaction will be set forth in the preliminary and definitive proxy statements to be filed by the Company with the SEC.

You may obtain the preliminary, and when available, the definitive, proxy statements for free by visiting EDGAR on the SEC web site at www.sec.gov. Stockholders and investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

Second Quarter Earnings Conference Call Transcript

SYNTHESIS ENERGY SYSTEMS, INC.

“Synthesis Energy Systems, Inc. Second Quarter 2012 Conference Call”

February 10, 2012, 8:30 am ET

Robert Rigdon

Matt Haines

Kevin Kelly

OPERATOR:	Good morning and welcome to the Synthesis Energy Systems Inc., second quarter 2012 conference call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your touchtone phone. To withdraw your question, please press “*” then “2.” Please note this event is being recorded. I would now like to turn the conference over to Matt Haines. Please go ahead.

MATT HAINES:	Thank you, Sue. Good morning and thank you for joining Synthesis Energy Systems Earnings Conference Call. Today management will discuss financial results for the fiscal 2012 second quarter ended December 31, 2011, and we’ll provide an update on corporate developments. Following management’s prepared remarks, we will open the line for questions.

Before we begin, I would like to remind you that during this call management will be making forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Although the company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. There can be no assurances that the assumptions upon which these statements will prove to have been correct. Please refer to the company’s annual report on form 10K for the year ended June 30th, 2011, for a further discussion on risk factors. SESs 10K and other SEC filings are available on the Security and Exchange Commission’s website at WWW.SEC.GOV or on the company’s website at WWW.SYNTHESISENERGY.COM. And now I’ll turn the call over to Robert Rigdon, President and CEO. Robert.

ROBERT RIGDON:	Good morning and welcome to our second quarter fiscal year 2012 earnings call. With me on the call today is Kevin Kelly, our Chief Accounting Officer. The second quarter was an extremely busy period as we continued to execute on our strategy to create value for our shareholders through our technology licensing and related engineering services and equipment sales, equity partnerships, and participation in low cost coal resources. Before I provide the update on our recent progress, I’ll turn the call over to Kevin for the quarterly financial update. Kevin.

KEVIN KELLY:

Thank you, Robert. During the past quarter we have kept the ZZ Joint Venture plant idle. For this reason we did not incur most of the normal operating costs associated with the ZZ plant or have any meaningful revenues from the plant during the quarter. The ZZ plant has successfully demonstrated capabilities of our U-GAS gasification technology. Our intention going forward is to make the plant a commercial success. We have discussions ongoing with Hai Hua, our Joint Venture partner, and we remain optimistic that a mutually beneficial joint venture agreement will be reached that can improve this

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plant’s financial performance. We intend to restart the plant when an integration of the ZZ Joint Venture plan and Hai Hua’s methanol plant has been accomplished.

As a result, the second quarter fiscal 2012 ended December 31st, 2011. Total revenue was $183,000 versus $2.9 for the second quarter of fiscal 2011, ended December 31st, 2010. As we have reported previously, Hai Hua has not paid any of the capacity fees owed to the ZZ Joint Venture since April 2011, and we have not recognized any capacity fee revenue since then. We will recognize the capacity fee of revenues owed to us when collection of the capacity fees is assured. The amount of unrecognized capacity fees under the contract with Hai Hua totals approximately $2.6 million as of December 31st, 2011, and we are working to recover the value of these fees within the new commercial structure under development with Hai Hua. Technology licensing and related services revenues for the three-month ending December 31st, 2011 were $164,000 versus $302,000 for the three-month ended December 31, 2010. The licensing revenue for the second quarter of fiscal 2012 relates to the feasibility study for Ambre Energy for a coal-to-liquids project in Australia.

I would like to point out that while technology licensing and related services revenues declined for the quarter, these types of revenues fluctuate due to the nature of the licensing business. Based on our current pipeline we believe these revenues will continue to grow over the long term. Related to my comments earlier about ZZ, the cost of sales and plant operating expenses were $.9 million for the second quarter versus $2.6 million for the second quarter of fiscal 2011. During the quarter we performed approximately $400,000 non-recurring maintenance. In December, we ceased all major maintenance and furloughed some of our operating personnel and will continue to minimize expenses as much as possible until the final commercial arrangements are completed with Hai Hua.

G&A expenses were $3.1 million for the second quarter of fiscal 2012 and 2011, and we continue to focus on controlling our costs. The operating loss for the second quarter was $4.8 million compared to an operating loss of $3.5 million for the second quarter of fiscal 2011. The increase in operating loss was primarily due to the ZZ plant’s decrease in capacity fee revenues due to Hai Hua’s non-payment and its higher repairs and maintenance costs incurred during the shutdown period, and an increase in stock-based compensation expense. The net loss attributable to stockholders for the second quarter of fiscal 2012 was $5 million or $0.10 per share versus a net loss of $3.6 million or $0.07 per share for the prior year second quarter. On December 31, 2011, the company had cash and cash equivalents of $24.4 million and working capital of $18.7 million. Now I’ll turn the call back over to Robert.

ROBERT RIGDON:	Okay. Thanks, Kevin. I’d like to start by covering the recent progress on our China initiatives, including the $83 million strategic equity investment, which continues to make good progress. As reported at the end of 2011, the parties to the proposed transaction continued to indicate their support for the investment. In a review session we held with ZJX, Yima, and Yima’s advisory team on the detailed activities required for closing, it was determined that an extension of the agreement to March of this year was necessary in order to allow time for Yima and its advisors to complete their due diligence and review of its proposed investment, including evaluating efficient structures for the proposed transaction.

As we have reported, Yima is a Chinese state-owned company and therefore there are a number of internal processes and reviews, as well as government approvals that are required before they can complete their investment into China energy and then into SES. So the parties require additional time to complete the reviews, processes and government approvals necessary to make an investment into a foreign entity such as SES. We believe that each of the parties is taking this investment very seriously, as evidenced by their diligence in working towards finalizing the deal.

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With respect to our ZZ Joint Venture operation, we’ve been evaluating technical and commercial alternatives for the joint venture and at the same time we’ve been progressing commercial discussions with Hai Hua. We believe that our joint venture has achieved significant success over the past three years in demonstrating the robustness, reliability and efficiency of our U-GAS technology, as well as demonstrating SESs technical and operating capability for our technology. Running our ZZ project gasifiers at or near their design capacity is required for the project to generate sustainable cash-positive results. In operating this project, we were able to improve its financial performance through operating knowledge and technical innovations to the point where we achieved near break even operating results, excluding depreciation, even though Hai Hua was never able to take more than a third to half of the quantity of Syngas originally planned by the parties, and for which the project was designed. Most importantly, the successful operation of the plant in coal testing has provided confidence to numerous parties from around the world who are now considering U-GAS for their projects, or are considering collaborating with SES to create joint business opportunities for value creation that would be based upon the real economic advantages that we offer, particularly those relating to processing very low quality, low-cost coals.

We believe it’s prudent for us to take the necessary time now to move the Zao Zhuang joint venture operation into a fully profitable mode that will not require ongoing capital, and that has long-term prospects for expansion and larger scale financial returns into the future. And in order to achieve this, we worked collaboratively with Hai Hua throughout November and December and executed a framework agreement that aligns the parties around three key goals. The first is to complete a definitive agreement under which the parties will cooperate to operate the ZZ plant and methanol plant in a mutually beneficial manner to achieve profitable financial results; secondly, to expand the joint venture through the Phase II glycol project; and third, to pursue a longer term goal to eventually form a joint venture business with relevant Shandong Province companies whereby the parties would create a large scale energy and chemical group which would own local coal resources and develop a major coal-to-energy and chemicals facility with a focus on chemical and energy products such as SNG, gasoline, methanol, DME, and glycol, as well as other coal gasification-derived products.

We believe it was important to take the time last year to align the long-term goals and interests of the parties, and now with this framework agreement in place, we are working with Hai Hua to complete a definitive agreement that will provide the basis for the fully integrated Syngas-to-methanol operation with much improved financial performance. As currently planned, this first step of the cooperation will require approximately $6 million of additional capital, which we plan to fund from our ongoing financing activities in China, not from our existing corporate cash reserves. Once the definitive agreement is signed and the additional capital is received, the physical integration work will begin. This work is expected to take about six months to complete. We do not plan to operate the Zao Zhuang joint venture plant until this commercial work and related integration work is finalized.

Now upon start-up, we anticipate achieving positive financial performance from the plant. This is one of the top priorities in the company to push forward to completion in the near term. The company continues to seek to collect the contractual capacity fees due from Hai Hua of approximately $1 million per quarter and is working to recover these fees through the new commercial structure under development. In the meantime, we have the Zao Zhuang joint venture plant idled and we are holding all the costs to a minimum, far below the contracted capacity fees owned by Hai Hua. As a second step for ZZ, we plan to advance our Phase II glycol expansion, which has the potential to significantly increase the scale of operation and further improve the financial performance.

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February 10, 2012, 8:30 AM ET

Moving on to Yima, Yima continues to advance the construction progress of the Syngas production facilities of the joint venture, and we expect to see this progress accelerate even more as we come out of the winter months. The detailed design packages are about 99% complete. All three U-GAS gasifiers are now in transit from the manufacturing shop to the site, and the large crane necessary to set the gasifiers on their foundations is on-site and ready. Civil construction work is over 95% complete and the mechanical and piping systems are currently being installed. We have completed the operator training program for Yima’s joint venture operating team, which was held at our Zao Zhuang joint venture project. Also, we are now preparing our own start-up team to be mobilized in early summer. Yima continues to report that the project will be ready for Syngas operation this summer, and Yima continues to work the commercial details required to sell the Syngas while constructing the glycol facility.

Also, Yima is indicating a desire to add a methanol train into the project since the methanol outlook has improved in China. We will be working with Yima on getting this accomplished, and we see this as a positive step since it will ultimately add an additional U-GAS gasifier to supply all the required syngas. As I’ve reminded everybody before, we maintain updated construction progress photos for our Yima JV on our website at WWW.SYNTHESISENERGY.COM. With the Yima project commencing operation this summer combined with the restructuring of the Zao Zhuang commercial arrangements as I described earlier, along with the opportunities working inside our licensing project pipeline and the ongoing financing activities such as the ZJX Yima work, we expect to fully fund our China operations from our ongoing business activities in China.

Now I’d like to discuss other initiatives we are working on. First, I want to provide an update on our progress in our SES Resources Solutions joint venture, which we call “SRS.” As you may have seen in our recent press announcement, SRS has signed a coal study agreement with the Ncondezi Coal Company, which is a publicly-traded exploration and development company traded on the AIM market of the London Stock Exchange, with four coal exploration and prospecting licenses in the Tete Province of Mozambique. The company holds prospecting and exploration licenses over more than 73,000 hectares in the Zambezi Basin, a geological environment considered to be one of the last undeveloped coal basins in the world. SRS has been working with Ncondezi over the past several months, and this study is the first step towards a potential cooperation with them designed to help them unlock maximum value from their coal resources through partnering with SRS and SES gasification technology.

Now although I’ve not spoken much about SRS since we formed the joint venture last summer, I would like to point out now that the joint venture has been very active in southern Africa and across Asia the past several months and is making good progress with other potential coal resource owners as well. The mission of the SRS joint venture is to bring the SES technology to stranded or undervalued low-quality coal resources and through integrating those coal resources with our technology to gain valuable ownership positions in these resources through the unique ability of our technology to convert these coal resources into valuable energy and chemical products. For example, large scale SNG projects in Asia can provide an economically attractive alternative to LNG when SNG is derived from very low quality coals. For the potential Asian SNG market, a 2.5 million ton-per-year SNG facility would roughly equate to 50% of the capacity of a typical LNG train, and such an SNG facility would require approximately half a billion tons of low-quality coal reserves for upwards of 30 years, thereby creating significant value in the reserves through our ability to enable the conversion to SNG. Enhancing the value of low-quality coal resources can be achieved in similar fashion with other products enabled by our gasification technology such as motor fuels, chemicals, and power. SRS is aggressively pursuing this strategy and we are in the midst of securing partners for its

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first integrated large-scale, low-quality coal-to-energy project in Asia. I look forward to providing everyone with future project updates on our SRS joint venture.

The technology licensing, services, and equipment sales part of our business continues to progress well. As part of that effort, we are continuing to develop the collaboration with Zuari in India along with several other opportunities that are strategic in nature and focused on creating value through long-term technology cooperation arrangements combined with multiple projects. We’ve been targeting our internal resources on securing these types of win-win arrangements where we can bring value through our technology and at the same time secure funding that will enable us to grow these partnerships. Such partnerships would be designed to enhance our ability to commercialize the technology in key regions of the world, as well as in targeted market segments. As I stated, there are a number of these types of opportunities that we are actively working on today and as soon as we can achieve definitive terms, we will provide you with the detailed updates.

In summary, we continue to make excellent progress across the company, and we are implementing well on our three-prong strategy to create value through technology licensing with engineering services and equipment sales, equity partnerships, and participation in low-cost coal resources. We are positioning each of these to be self-funding businesses that create value and contribute financially to the company. We are also taking important steps to move our Zao Zhuang joint venture into a near-term profitable operation with planned long-term expansion and scale-up prospects. And our Yima project remains on schedule for starting up this summer. Our SRS joint venture is gaining traction, as evidenced by a recent announcement with Ncondezi, and we have a robust set of new opportunities that we are working as well. If we are successful in achieving these and other key objectives over the next several quarters, we believe we will gain significant new funding, which will enable us to accelerate on our current pace and enhance our overall growth plans. That concludes our earnings call update. I will now ask the operator to open the call for lines. Sue?

OPERATOR:	We will now begin the question-and-answer session. To ask a question, you may press “*,” then “1” on your touchtone phone. If you’re using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press “*,” then “2.” At this time we will pause momentarily to assemble our roster

Our first question comes from Jay Steinhilber of Morgan Stanley. Please go ahead.

JAY STEINHILBER:	How you doing, Robert?

ROBERT RIGDON:	Hi, there, Jay. Doing well.

JAY STEINHILBER:	A couple of things. I wanted to talk about the China Energy deal. Obviously it’s been almost a year now since you made the announcement. And as you can imagine, there’s probably in the marketplace a little skepticism whether it’s going to go through or not given the continual delay and so forth. Do you foresee another delay, I guess, is my first question? And, you know, what type of confidence do we have hoar? The market is — or at myself I’m losing a little bit of confidence given the time period it’s taken to drag this thing out here.

ROBERT RIGDON:

Okay, Jay. First, I do understand the concern about the delays, and let me try to address that. You know, in the last half of last year, we made the decision to move together, with CJX, to work to bring in strategic partner such as Yima into the funding of this deal because we believe; first, we had the opportunity to do that. We could see that opportunity. And secondly, we believe that a coal company such as Yima, state-on Coal Company, adds a lot of value to the overall China business platform that we’re creating.

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February 10, 2012, 8:30 AM ET

And in doing that, we introduced a series of additional steps and time that are going to be involved to getting this deal completed. And that is mainly reflected in the fact that there are just a number of states that a state-on company in China has to undergo to make an investment of type into a foreign entity. You know I talked about that some in the past.

As we came across the end of last year, we had set down with all the parties involved and we’ve worked out a plan that we believe is very supportable to get us to the completion of all the documents that we need for this transaction to move on forward, you know, by the end of March, which is why we made that extension. And we have been working very well to achieve that plan, and, in fact, we’re staying on track with that plan right now. And I see that all the parties are engaged. I feel very confident right now that we are going to be moving forward and will have something very soon to be able to bring out within the timeframe that we discussed.

But, you know, it just is one of these things that we need to work. And in my belief, we need to — to get this right, we need to allow Yima and all the parties time to get all of these processes done so that, you know, we get through all the government approvals processes without any hiccups.

JAY STEINHILBER:	If for some reason that it doesn’t happen and we don’t receive the $83 million — I’m looking at your cash flow — are you going to have to go and raise equity or do we have other sources that we could, you know, raise cash? We seem to be going through a fair amount of cash as we speak.

ROBERT RIGDON:	Right. You know, as I was discussing in my comments earlier on the call, first, let me just say that we do anticipate and we believe that we’ll move forward and have funding coming in from our work with ZJX. So let me just state that first. And then actually the way I think it’s better to look at it, Jay, is in addition to that, we have other activities, which, of course, I can’t go into details right now, but we do have other activities that are working that are connected primarily with our technology licensing business but are strategic in nature that have potential to provide additional funding here in the near term as well, and we’re working those. In fact, those types of prospects, we have our entire team focused on those key items that are working in the company now. So I’m very confident that we’re going to have the funding coming in on our China business platform, as well as seeing some real tangible agreements coming in related to our technology business.

JAY STEINHILBER:	With regard to the Ambre Energy, I believe that was right around the China Energy type timeframe. Any ideas when we’re going to start seeing revenues or some type of payments coming in from that? It’s my understanding that you’re at the stage that maybe the next couple of months, Ambre may go and get bank financing. How quickly could we see actual payments and revenues, assuming that everything goes through as planned?

ROBERT RIGDON:	Well, and that is one of our very important licensing prospects. It’s actually called “Ambre CTL” in Australia. And that prospect, we just completed an important study for them, and that does enable them to move forward, along with the other engineering work that they’re doing around what they call the “Felton Project” their in Australia, to move forward and secure their remaining financing for that project.

Now as soon as they get a line of sight to their financing, the way these typically work is then these projects move forward into the technology licenses. So, you know, it remains — we need to allow Ambre the time to do that, and they’re actively working on that. But, you know, we remain very optimistic. We’re working with Ambre very closely on this particular project, very optimistic that they will be successful with their project there and that we will move this into the technology license stage, hopefully in the near term.

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JAY STEINHILBER:	So you’re speaking in the next 6 months, or 6 to 12 months would be your best guess? I’m just trying to get some idea of revenue.

ROBERT RIGDON:	You know, in my estimation, near term, you know, without giving definitive dates, because it’s really not within our control, Jay, but near term, to me, is definitely in this calendar and probably earlier than later.

JAY STEINHILBER:	Thank you very much.

OPERATOR:	The next question comes from Robert Smith of Center for Performance Investing.

ROBERT SMITH:	Hi. Good morning.

ROBERT RIGDON:	Good morning, Robert.

ROBERT SMITH:	First, could you give me an idea of the capital cost of the Hai Hua facility?

ROBERT RIGDON:	The invested cost that we have there today?

ROBERT SMITH:	Yeah. What is the cost to build the facility?

ROBERT RIGDON:	That we have invested. Okay. Go ahead, Kevin.

KEVIN KELLY:	Well our carrying value of investments right now currently is about $35 million.

ROBERT SMITH:	Okay. Thanks. So I am correct in looking at this that the plant’s ability to make a profit was precluded by Hai Hua’s inability to use the capacity of the plant and it was only operating at about 50%? Is that what I heard?

ROBERT RIGDON:	Yes. That actually is the case, and that’s been the case for, you know, since we basically started that plant up in early 2008. Hai Hua, after that plant came online, was not able to talk all the same gases it was designed for, and that was one of the key challenges that we’ve always faced financially with the project.

ROBERT SMITH:	And this was on their part and figuring out what they could use? Well what’s happened to change that equation that they couldn’t —

ROBERT RIGDON:	Essentially what happened there is their sources where they were going to be consuming the Syngas, from the time the original agreements were put in place, there was three different pathways that Syngas was going to go within their facility, and they were unable to be able to utilize two of the three pathways. So the one that was remaining was primarily associated with production of their methanol there, you know, in their methanol plant.

ROBERT SMITH:	So now you guys have to really design or redesign plant so it becomes profitable on the off take being much less?

ROBERT RIGDON:	Essentially what happens here is we’re doing a couple of steps. We’ve already taken — over the last couple of years, Bob, we’ve taken some steps and put in some innovations in the plant to improve things, you know, as what I had mentioned there, to deal with running in a turn-down mode. And there’s some history here, where we entered into an arrangement to share oxygen with Hai Hua that also improved our financial performance.

But today what we’re looking at doing in more tightly integrating these two facilities is we’ll be able to fully utilize the capacity of our gasifier in this new arrangement, and so that, along with some very important changes inside their methanol unit, will improve the operating efficiency and effectiveness significantly of the joint venture.

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ROBERT SMITH:	And you said the timeline on that is about six months?

ROBERT RIGDON:	Yeah. As soon as we get the agreement done and we get the money into the joint venture, then it’s six months. Our engineering team has really, you know, been involved this for a number of months now, so they’ve got a good handle on it, and it’s a six-month timeframe to get the changes made, and then we’ll get the plant online.

ROBERT SMITH:	But first they have to get additional financing?

ROBERT RIGDON:	This financing, though, is, as I mentioned, financing that I planned to bring in from my financing activities in China.

ROBERT SMITH:	I see. Okay. And the time line on that?

ROBERT RIGDON:	Well a lot of the timeline on that is, you know, is part of that could be coming out of our cooperation with XJX. But there are others that are in the works.

ROBERT SMITH:	Yeah. But it’s all tied in together though?

ROBERT RIGDON:	No, not necessarily, because there are other things we’re working on, Bob, with this that I can’t go into details with right now, but there other opportunities and pathways in China to fund this that we’re working it’s related to some of the other opportunities that I mentioned earlier.

ROBERT SMITH:	Yeah, I was just trying to get a feel for what the actual time might be to get this plant back up and running and generating funds for you.

ROBERT RIGDON:	Right. Well what we’re looking at doing — and you know, I don’t want to commit to any time until I get a solid line of sight to the financing, and I don’t want us to finance this from our corporate cash reserves. And we don’t believe that’s going to be necessary at all. But this is something that we believe is very doable here in the near term, and that’s what we’re working to complete, because we want to get the project up and running as fast as possible.

ROBERT SMITH:	Sure. The question that the fellow from Morgan Stanley raised about finance, can you say that there are no plans that would, in the immediate future, that you see that would cause a dilution?

ROBERT RIGDON:	You know, I really don’t want to comment one way or the other on that, Bob, because the future here, you never know which way these opportunities are going to go. But what I will say is that everything that we’re looking at right now involves partnerships with or corporations, collaborations, you know, different type of arrangements, with parties who want to build U-GAS projects.

ROBERT SMITH:	Yeah. On the Ambre Project, I’ve heard that there’s been addition funding in Queensland, and I spoke to you about this earlier, last year, I guess, and you said that you didn’t feel that would in any way reflect on the project. Is that still true?

ROBERT RIGDON:	Yes, that’s still true. They were not that impacted last time, and, in fact, you know, we have been in discussions with them recently, and that has not come up as any point of concern.

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ROBERT SMITH:	Okay. Well, also, there was some mention in reading the greater part of the press release, and I heard some number, which I don’t see in the press release, and it was around $400,000 or something for maintenance. Was that added to the statement, or am I missed seeing something here?

ROBERT RIGDON:	Are you speaking about the Zao Zhuang joint venture?

ROBERT SMITH:	I don’t know what I’m speaking about. I heard it in the prepared remark, but I don’t see it in the press release okay.

ROBERT RIGDON:	Okay. In the remarks, the $400,000 is referring to this Zao Zhuang joint venture. As soon as that project came offline in, I guess it was last summer, we did some non-recurring maintenance; that was that $400,000, and that’s the charge you’re referring to.

ROBERT SMITH:	Okay. Now that’s not ongoing?

ROBERT RIGDON:	No. That’s not ongoing. That’s a one-time non-recurring maintenance that we did at that time.

ROBERT SMITH:	Okay. So what do you guys see as the current quarter’s sort of bottom line in a way? I mean the loss that was reported in the reporting period now, is that going to moderate in this current quarter?

KEVIN KELLY:	Yeah, Bob. We think it will be less because, you know, ZZ’s costs during the shut down period will be considerably less than that they were this past quarter when you exclude that maintenance, and additionally, we furloughed people during the quarter, some of our employees during the quarter; that is going to further reduce the cost. So I would expect the loss for the next quarter to be less regarding ZZ.

ROBERT SMITH:	The employee furlough, does that impact in any way the infrastructure going forward?

ROBERT RIGDON:	No. We’re being very careful how we’re doing that, and so there’s about 130-or-so employees. They’re of all different kinds of skills. But the key people that are, you know, important to keeping the plant running and the operating knowledge, you know, we’re obviously being very careful with how we manage that part of the process. But what we’re doing here, as Kevin has just said, is we are cutting our expenses back because it’s prudent.

You know, what we’re really doing here, Bob, this is the right time, I believe, for us to put this real work into this Zan Zhuang joint venture and push it over the goal line of getting this to where it’s contributing financially to the company. You know, we have been very carefully operating this joint venture so that we could demonstrate our capabilities and technologies to the world, and we have done that, and it has done a great job. But at this point in time it’s the right time, because we’ve got our Yima project coming up. This project right here has done a great job, as I just said, on the technology side, and we have a pathway now to get this thing to where it can be a good financial contributor with, you know, the ability to scale it up in the future with this cooperation with Hai Hua. So I really want us to focus on pushing this, you know, across the goal line and get this asset, you know, contributing financially. That’s what we’re trying to do here with this thing.

ROBERT SMITH:	Robert, have you made any further —

ROBERT RIGDON:	I’m just saying and making the right decisions here that are not just sort of short term in nature but are going to, you know, make this joint venture a long-term contributor to our business.

Synthesis Energy Systems, Inc

February 10, 2012, 8:30 AM ET

ROBERT SMITH:	Yeah, well that’s what I want also. I mean has there been in any further things you could say about the contacts in Mongolia?

ROBERT RIGDON:	No. Not at this time. I mean I don’t have any further news. We have a wide set of opportunities and prospects in China, and that’s one of them. But I don’t have any new news on that, Bob.

ROBERT SMITH:	Well this would be Outer Mongolia that I’m talking about.

ROBERT RIGDON:	Yeah, I know. I understood.

ROBERT SMITH:	Okay.

ROBERT RIGDON:	I said in China, but I’m sorry, in that region.

ROBERT SMITH:	Right. Okay. Yeah, let me get off and see if there’s anyone else in the queue here.

ROBERT RIGDON:	Okay. Thank you for your questions.

ROBERT SMITH:	Yeah, I’ll be back. Okay.

OPERATOR:	Once again, if you would like to ask a question, please press”*” the “1.” We have another question from Robert Smith of Center for Performing Investments. Please go ahead.

ROBERT SMITH:	Performance Investment. Okay. So could you just go over the ground on Ncondezi again.

ROBERT RIGDON:	Of course. So our SRS joint venture, we formed it, I believe it was in June of last year. And I haven’t said a lot about it, but they have been out very, very active actually, over the last several months. And we now are able to start, you know, sharing news of some of their success, and they’ve got several things actually in the works right now, even beyond Ncondezi. But Ncondezi is, as I described in my comments, it’s a coal company that’s developing a very important reserve in Mozambique. And they’re very interested incorporating with us, because with our technology we can help them together create more value there. This is a coal reserve, and I’m not an expert in this coal reserve, so I need to say that first here. But this coal reserve has a lot of, what I understand, very good marketable coal; but also, it has coal that is very well suited for our gasifiers that is of maybe less marketable value, or even the coal tailings and waste of the coal operation there in Mozambique where we can create a lot more value for them in monetizing that coal reserve, and therefore, you know, collaborate and share in that.

In the spirit of what our goals are over all, you know, with this resources joint venture, you know our business model there is to use our technology in this fashion so that we can get ownership positions in these coal resources, because if you look at the coal landscape, particularly around Asia, you can see the lower quality coals are becoming — there’s pressure to try to get more coal into the equation, but the technology capability to deal with it is very limited. We believe that using our technology to get some ownership positions in these lower-quality coals, while these coals are relatively inexpensive now, is a very good model for us for the long term and builds strength for our projects, you know, as we look into the future as we lock up these coal reserves for our projects. And that is probably one of the single biggest economic drivers in these projects, is having secure long-term coal for the project at low cost, you know, that’s not going to be accelerating and increasing in price based on, you know, coal prices.

Synthesis Energy Systems, Inc

February 10, 2012, 8:30 AM ET

ROBERT SMITH:	Uh-huh. And was this brought to you through Oppenheimer’s work?

ROBERT RIGDON:	Yep, it sure was.

ROBERT SMITH:	Okay. Well, yeah, initially — the conference call has provided very valuable information to me, I mean just after just reading the press release. So I thank you very much for the additional input, and you know I’m on board, and I hope you guys can bring this to a favorable conclusion in the near term, and I know you’re working hard to do that.

ROBERT RIGDON:	Yes, we are. We really are.

ROBERT SMITH:	Beginning with some possibly months to projects here.

ROBERT RIGDON:	Yes, they are some very large monster projects I anticipate in the future. So, look, thank you for the questions, Bob, and we look forward to keeping everybody updated, you know, in the future with our progress.

ROBERT SMITH:	Okay. Good luck.

OPERATOR:	This concludes our question-and-answer session. I would like to turn the conference back over to Robert Rigdon for any closing remarks.

ROBERT RIGDON:	Well, thank you, everybody, for joining the call, and thank you for your questions. At this time, Sue, we can go ahead and disconnect the line.

OPERATOR:	The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.

Synthesis Energy Systems, Inc

February 10, 2012, 8:30 AM ET